Exhibit 10.6

February 20, 2014

Peter Taggares III, Snake River Vineyards

RE:	Valicoff Fruit Company, Inc. (“VFC”) VIP Grower Apple Program

Dear Pete:

This non-binding letter of intent (“LOI”) summarizes the general terms on which VFC will handle Grower’s apple crops and on which Grower will participate in VFC’s VIP Apple Grower Program (the “VIP Program”). The terms of the proposed apple handling relationship outlined in this LOI will not be legally binding on either party until the terms are incorporated into a mutually agreeable, executed Fruit Handling, Pooling and Consignment Agreement (“Grower Contract”).

The transaction terms outlined in this LOI are not comprehensive, and the parties will agree on additional terms to be incorporated into a formal, binding Grower Contract. The purposes of this LOI are to avoid misunderstandings as to the terms for the proposed fruit handling relationship and, further, to determine whether there are any impediments to the proposed relationship that cannot be quickly resolved.

Pursuant to the preliminary discussions between VFC and Grower, the following are the general terms and conditions on which grower will commit the required volume of marketable apples to VFC for handling in its VIP Program:

1.	VFC owns and operates apple storage and packing facilities. VFC is a commission merchant. The services provided by VFC for apple growers include receiving, storing, packing, marketing, selling and delivering apple crops for the fresh apple market (collectively “Handling”).

2.	VFC is installing a sophisticated, modern apple packing line which will be operational by August, 2014. The new apple line will have the capacity to pack 250,000 bins of apples per year.

3.	VFC offers its VIP Program to apple growers who desire to increase the returns on their apple crops and are willing to commit apples to VFC for Handling. The VIP Program provides additional returns on grower apples through rebates of VFC’s standard packing charges in consideration for the grower’s commitment of a minimum quantity of apples to VFC for a fixed term. Under the VIP Program, VFC will grant Grower a rebate for each bin of marketable grade apples delivered to VFC for handling from VFC’s standard handling charges on file with the Washington Department of Agriculture. “Marketable grade” apples means that the average cullage rate of apples delivered will not exceed 30 percent and that the average per bin pack-out of the apples delivered is not less than 15 cartons per bin. The following minimum bin commitments and term of the commitments are necessary for a grower to participate in the grower VIP plan:

Minimum Bins	Duration of the
Delivered	Commitment

1,000 - 3,000	1 crop year
3,000 - 5,000	3 crop years
over 5,000	5 crop years

Commitments exceeding 5,000 bins and a term of five years are subject to negotiated terms to be agreed upon by VFC and Grower.

4.	All apples Handled by VFC are marketed and sold through Sage Marketing. Sage Marketing sells apples for several large fruit packing companies and has well-established marketing and promotional programs with a variety of retailers.

5.	The specific terms and conditions on which VFC will Handle grower’s apples, including the VIP Program, will be established by VFC’s standard Grower Contract for VIP growers.

6.	Grower owns and operates, directly or indirectly, approximately 438 acres of apple orchard located in Walla Walla County, Washington. Grower produces the following varieties of apples: Red Delicious, Cripps Pink, Golden Delicious, Gala, Fuji, Granny Smith.

7.	Grower commits to deliver the following varieties of apples in the following quantities to VFC each year for a term of five consecutive crop years (“Crop Year” meaning the year in which the crop is harvested):

Variety	Quantity

Fuji	261.3 acres

Gala	40.7 acres

Goldens	50.8 acres

Red Delicious	16.7 acres

Braeburns	31.2 acres

Cameos	9.7 acres

Pink Ladies	27.4 acres

Total	437.8 acres

All apples delivered to VFC by Grower will be of marketable grade (as defined above) and suitable for sale in the fresh apple market.

8.	All apples delivered to VFC by Grower will participate in the Grower VIP Program on the terms outlined on Exhibit A.

9.	Grower will own the apples when they are delivered to VFC free and clear of all claims and security interests, except for those disclosed to and approved by VFC. Grower will not deliver any apples to VFC produced or owned by third parties unless VFC approves in writing the delivery and handling of third-party apples.

10.	Grower will be responsible for delivering the committed apples to VFC’s storage facilities as designated by VFC.

11.	VFC will prepare the Grower Contract and all related documents required to evidence and implement the fruit handling relationship contemplated by this LOI. All documents will be submitted to grower for review, comment and approval.

12.	The fruit handling relationship anticipated by this LOI will not, under any circumstances, create a partnership, joint venture or any other form of business combination between VFC and grower. VFC and grower will perform their respective duties and obligations in connection with their fruit handling relationship as independent parties subject to the terms of their fruit handling agreement.

13.	This letter of intent and all negotiations regarding the fruit handling relationship anticipated by this letter of intent are confidential and will not be disclosed to anyone other than the owners, officers and managerial employees of VFC and Grower and necessary financial or legal advisors. Notwithstanding the foregoing, VFC hereby consents to the use of its name and a description of this letter of intent in connection with Grower’s or its assign’s (a) public disclosure obligations under the federal and state securities laws, including but not limited to the filing of this letter of intent as an exhibit to any registration statement filed with the U.S, Securities and Exchange Commission and (b) marketing efforts with respect to a public offering of its securities.

14.	Grower hereby agrees to indemnify, defend and hold harmless VFC, its officers, directors, employees, agents and affiliates from and against any and all claims, demands, liabilities, damages, costs, suits, losses, liens, expenses, causes of action, judgments and fees (including court costs, attorneys’ fees, costs of investigation, penalties, interest, and amounts paid in settlements) of any nature, kind or description or any person or entity not a party to this agreement (“Claims”), arising out of, or alleged to have arisen out of (in whole or in part) Grower’s public offering of its securities.

This letter is not a definitive or legally enforceable contract.

If the terms of the fruit handling relationship generally outlined in this LOI are acceptable to Grower, please sign and return the enclosed copy of this letter to VFC. Upon Grower’s acceptance of this LOI, VFC will draft the documents required to implement the understanding set forth in this LOI.

Very truly yours,

Valicoff Fruit Company, Inc.

By:	/s/ Robert A. Valicoff, Jr.
Robert A. Valicoff, Jr., President.

Accepted:

Snake River Vineyards

By:	/s/ Peter Taggares III
Peter Taggares III